Exhibit 10.2

Dear Mr. Hu, CFO of China Yingxia Incorporation:

I would like to send you this email to formally resign from the board of China Yingxia Incorporation. For the last two years, the board has never really execute its power and never function as a board. I cannot serve as an independent board member with such nominal title.

Please forward this to Ms. Jiao Yingxia and to whoever is concerned. And this resignation shall be in effect immediately.

Please let me know if I need do anything else to get my name off the board list.

Sincerely yours,

/s/ Zhaobo Wang

Zhaobo Wang